Exhibit 4.3

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the Years Ended December 31, 2020 and 2019

(Expressed in Canadian Dollars, unless otherwise stated)

April 19, 2021

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Introduction

The following management’s discussion and analysis (“MD&A”) of the financial condition and results of the operations of SHG Insights Inc. (the “Company”, “SHG”, “we”, “us”, “our”) constitutes management’s review of the factors that affected the Company’s financial and operating performance for the year ended December 31, 2020. This MD&A was written to comply with the requirements of National Instrument 51-102 – Continuous Disclosure Obligations.

This discussion should be read in conjunction with the audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2020 and 2019, together with the notes thereto, and the accounting policies as described in Note 3 to the consolidated financial statements. Results are reported in Canadian dollars, unless otherwise noted.

The Company’s consolidated financial statements and the financial information contained in this MD&A are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee (“IFRIC”). In the opinion of management, all adjustments (which consist only of normal recurring adjustments) considered necessary for a fair presentation have been included. Information contained herein is presented as at April 19, 2021, unless otherwise indicated.

For the purposes of preparing this MD&A, management, in conjunction with the Board of Directors, considers the materiality of information. Information is considered material if:

(i)	such information results in, or would reasonably be expected to result in, a significant change in the market price or value of SHG’s common shares;

(ii)	there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or

(iii)

it would significantly alter the total mix of information available to investors. Management, in conjunction with the Board of Directors, evaluates materiality with reference to all relevant circumstances, including potential market sensitivity.

Further information about the Company and its operations can be obtained from the offices of the Company or on SEDAR at www.sedar.com.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Company Overview

Skylight Health Group Inc. (“SHG” or the “Company”), is a healthcare services and technology company, working to positively impact patient health outcomes. The Company operates a US multi-state primary care health network comprised of physical practices providing a range of services from primary care, sub-specialty, allied health, and laboratory/diagnostic testing. The Company is focused on helping small and independent practices shift from a traditional fee-for-service (FFS) model to value-based care (VBC) through tools including proprietary technology, data analytics and infrastructure. In a FFS model, payors (commercial and government insurers) reimburse on an encounter-based approach. This puts a focus on volume of patients per day. In a VBC model, payors reimburse typically on a capitation (fixed fee per member per month) basis. This places an emphasis on quality over volume. VBC will lead to improved patient outcomes, reduced cost of delivery and drive stronger financial performance from existing practices.

The Company had seen 2 straight quarters (Q2 and Q3) in 2020 of positive Adjusted EBITDA1 and the Company’s clinical operations continued to experience positive Adjusted EBITDA into Q4. As of December 31, 2020, the balance sheet remained healthy with a cash balance of CA $20 million. The Company is well positioned for rapid organic and acquisition-based revenue growth over the next 12 months in its medical services division.

The Company was founded in 2014, by founders with over 50 years of collective experience in clinical practice management in Canada and the US, as owners, operators, and consultants to outpatient medical centers across a variety of specialties from primary care, urgent-care, sub-specialty, and allied health & wellness. SHG is founded on a model designed to drive towards helping small and independent practices adopt value-based capabilities and take on varying levels of risk. According to a report on The State of Primary Care in the US from the Robert Graham Center, the US healthcare outpatient market is highly fragmented with over 56% of clinics and clinicians working independently and in small care groups. These practices struggle the most with developing and deploying VBC due to the increased investment in technology, infrastructure, and capacity. As the industry continues to be consolidated by large health networks, there is a need and demand by patients to maintain the same level of patient care and treatment outcomes lost within the consolidation by legacy health networks. SHG positions itself as the disruptor to legacy health networks. Providing an opportunity to consolidate with SHG while maintaining patient treatment quality, accessibility and affordability and preserving the way healthcare should be delivered. SHG also positions itself to partner with health plans as they aim to provide more comprehensive care services to patients across varying risk groups and capitation models to lower the cost of downstream costs.

SHG practices offer both in clinic and virtual care services through telemedicine and remote patient monitoring. As part of developing the infrastructure for improved access within its practices, the Company expects to expand offerings to patients including a nursing and advisory hotline, same day access, annual wellness reminders and screening protocols, improved access to home-care and remote care services.

The Company’s vision and business model is to drive towards an outcome-based reimbursement model, more commonly referred to as the Value-Based model. The Company works through an acquisition strategy that focuses on current fee-for-service (FFS) practices that will convert to value-based care (VBC) or capitation-based payment models. The Company’s revenues will largely be driven by insurable services paid for by payors currently in a FFS model but in the future in a blended or VBC model.

[1]

Adjusted EBITDA is defined as earnings before interest, tax, depreciation, and amortization, adjusted by significant nonrecurring, non-operational expenses and partially offset by the cash impact of certain accounting treatments during the period.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Finally, SHG has a disciplined operating model that allows the Company to deliver desired results in a time-efficient and cost-effective manner to its clients and to run a fiscally responsible business. SHG achieved its target of achieving positive Adjusted EBITDA in Q2 and Q3 2020 and continued positive Adjusted EBITDA in its clinical operations into Q4.

Segmentation

The Company’s current revenue is generated predominantly through its medical services segment. In 2019, medical services were categorized as uninsured medical services. In 2020, the Company has expanded significantly into insurable services which is where it expects to see its strongest growth in future periods. The Company has reported both insurable and uninsured services including its subscription services in a single consolidated medical services operating segment.

The Company also derives a small but growing segment of revenue from projects in its Technology & Data Analytics division as well as its Contract and Research division. While both divisions are new, the Company expects growth in these areas as the Company’s offerings and the industry matures moving forward.

Key Highlights

The following are the major highlights of SHG’s operating results for the year ended December 31, 2020 compared to 2019:

Financial Highlights

•

A significantly strengthened balance sheet on December 31, 2020 reflected in a cash position of $20.0 million and working capital surplus of $18.6 million compared to a cash balance of $0.1 million and a working capital deficiency of $6.7 million on December 31, 2019.

•

Revenues were $13.1 million for the year, compared to $13.4 million for 2019. Growth in the legacy segment is limited due to the nature of the previous industry. Moving forward, the Company is focused solely on the primary care market and other insurable services and will look forward to growth in this area.

•

Gross profit was $9.0 million for the year, compared to $9.3 million for 2019. The Company expects to fully continue its use of technology as it further strengthens its quality of care and access for patients in its network.

•

Operating expenses were $16.1 million for the year, compared to $18.6 million for 2019, an improvement of 14%. Expenses were largely reduced because of an overall focus to lower operating costs during the period, by deploying proprietary technology to optimize workflows, improve patient retention and automate patient intake and follow-up.

•

Loss from operations of $7.1 million for the year, compared to $9.3 million for 2019, achieved through significant optimization of the operating structure and efficiencies driven through improved processes and technology;

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

•

During the quarter, the Company continued to improve on operational efficiencies as it gears up for future profitable and accretive acquisitions. Adjusted EBITDA for the year ended December 31, 2020 was a loss of $2.0 million compared to a loss of $2.7 million in 2019. Adjusted EBITDA for the three months ended December 31, 2020 was a loss of $2.1 million compared to a loss of $0.9 million in Q4 2019 largely driven by professional fees and marketing attributed to acquisitions, financings and creating an expanded shareholder base.

•	The Company generated negative cash-flow from operations of approximately $1.9 million for the year ended December 31, 2020 compared to $1.1 million for the year ended December 31, 2019.

Operating Highlights

•	In January 2020, Mr. Gerry Goldberg and Mr. David Danziger resigned as directors to pursue other opportunities.

•

On January 29, 2020, the Company appointed Tom Brogan, as an independent director to Board of Directors. Mr. Brogan is currently the CEO and Chairman at Vestrum Health, an electronic healthcare record data company which delivers information systems to pharmaceutical manufacturers, physician practices and other healthcare stakeholders. On the same day, the Company also appointed Norton Singhavon Interim Chairman of the Board and the Audit Committee.

•

In April 2020, the Company launched Skylight Health Group (“SHG”) as part of its clinical operations in the United States. SHG provides a range of integrated health services from primary medical care to consultative specialist care, alternative health, wellness and multi-disciplinary services and products to its patient population. SHG services are reimbursable in accordance with the rules, regulations and requirements by the Centers for Medicare and Medicaid Services (“CMS”), as well as other private health insurers within each operating state where its physicians, practitioners and patients will be able to enjoy the benefits of an expanded service offering. The primary focus of the SHG will be to provide a broad array of primary and alternative healthcare services including family/specialty medicine and interdisciplinary services focusing on comprehensive care, chronic disease management and health promotion/education.

•

In April 2020, the Company qualified for relief funds in the United States due to the COVID-19 Pandemic. Total funds of USD $652,500 were received to support payroll and rent relief efforts. The Company has made an application for forgiveness and, to the best of its knowledge, has adhered to all of the forgiveness criteria. If forgiven, the principal will not need to be repaid and there will be no interest charges. The funds used as part of the guidelines, provided support for the Company to withstand the initial impact to its brick-and-mortar services during the early impact of COVID-19 in March.

•

In June 2020, the Company entered into an amended and restated promissory note (the “Amended Note”) with Merida Capital Partners (Merida), amending the terms of a promissory note originally issued by the Company on December 20, 2018 as subsequently amended in June 2019. Under the terms of the Amended Note, the principal amount of USD $3 million would have become payable on December 24, 2022 (previously due December 24, 2020) and carried an annual interest rate of 8% (previously 12%), payable, at the Company’s option, either in cash or in common shares of the Company. When interest was paid in common shares, the number of shares was calculated at a price per share equal to a 10% discount to the 30-day volume-weighted average trading price of the Company’s common shares on the CSE. Additionally, the Amended Note provided that if at any time prior to the maturity date, the closing price of the Company’s common shares on the CSE was equal to or greater than CAD $0.30 for

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

20 consecutive trading days, then the outstanding amounts owed under the Amended Note would be converted into that number of common shares obtained by dividing (A) the Canadian dollar equivalent of the sum of (i) the principal amount of USD $3 million and (ii) the unpaid accrued interest owing up to the conversion date, by (B) the volume-weighted average closing price of the Company’s common shares on the CSE during such 20 consecutive trading day period, less a discount of 10%. As a result of negotiations between the Company and Merida, the Amended Note was converted early into 10,412,250 common shares with a fair value of $5,518,493 on October 29, 2020. Outstanding interest from July 1, 2020 to October 19, 2020 totalling US$72,987 was paid in cash. As consideration for the amendments, the Company issued warrants entitling the holder to purchase up to 3 million common shares at an exercise price of CAD $0.14 per common share during the period commencing on the first anniversary of date of issuance of the warrants and ending three years from such issuance date. This has left the Company with no long-term liabilities as of December 31, 2020, except for the relief funds referenced earlier.

•

On September 25, 2020, the Company completed an oversubscribed non-brokered private placement for gross proceeds of $5,168,046 with the issuance of 34,453,641 subscription receipt units at an issue price of $0.15 per unit. Upon issuance, each subscription receipt unit automatically converted into one common share and one-half common share purchase warrant. Each whole warrant is exercisable to purchase one common share of the Company at a price of $0.20 per share for a period of two (2) years from the date of issuance.

•

On October 6, 2020, the Company closed a binding agreement to acquire the assets of Maverick County Medical Family Center, P.A., a Texas-based Primary Care Medical & Wellness Clinic, for cash consideration of US$750,000 with 50% paid upfront and the remaining 50% due 6 months from the date of the transaction. Maverick added the 13th state to the Company’s US footprint and was the first key acquisition post financing in September 2020 against a robust and growing pipeline of clinical targets.

•

On October 27, 2020, the Company closed a binding agreement to acquire the assets of Michael R. Jackson, M.D., P.S., a Washington-based Primary Care Clinic, for a cash consideration of US$295,000 payable on the closing date. With this acquisition, the Company further expanded its footprint to 14 states while focusing on the core offering of primary care within its multi-disciplinary platform.

•

On November 19, 2020, the Company closed a bought deal offering with a syndicate of underwriters and pursuant to which the Underwriters were issued, on a bought deal basis, 12,236,000 common shares of the Company at a price of $0.47 per share for aggregate gross proceeds to the Company of $5,750,920.

•

On December 2, 2020, the Company announced that its common shares began trading on the OTCQX® Market under the symbol “CBIIF”, having graduated from the OTCQB® Venture Market. The Company graduated to the highest tier of the OTC Markets offering greater visibility for the Company’s shares and improved liquidity. The Company remained DTC eligible to help provider investors easy access and liquidity in all jurisdictions.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

•

On December 8, 2020, the Company announced its partnership with GatherMed, to Launch Remote Patient Monitoring Covered through Insurance for Patients with Hypertension. Skylight will launch with GatherMed devices beginning in its Washington clinic with the goal of scaling across to other states shortly after. Skylight patients receive the device at no cost to them. As per the Agreement, Skylight will purchase the device from GatherMed for a one-time fee of USD 95 and a monthly monitoring fee of USD 65 per patient per month. In return, Skylight will retain 100% of the earnings from insurable reimbursements from US payors. Reimbursable benefits will include a one-time payment of USD$21 per patient and then an average monthly recurring payment of up to USD$160 per patient per month.

•

On December 30, 2020, the Company completed a bought deal offering, issuing 13,800,000 common shares of the Company at a price of $1.00 per common share for gross proceeds of $13.8 million, inclusive of the full exercise of a 10% over-allotment option. The offering was conducted by Echelon Capital Markets as sole bookrunner and co-lead underwriter, Beacon Securities and PI Financial as co-lead underwriters, together with a syndicate of underwriters.

•

On December 30, 2020, the Company announced the closing of Tennessee clinical group Perimeter Pain and Primary Care located in Cookeville, TN. SHG acquired 100% of the shares of HRM for a transaction value in cash of CAD 1.03 million representing an EBITDA2 multiple of 2.6x. Perimeter reported unaudited revenues in 2019 of CAD 2.2 million and net income of CAD 400,000

Key Subsequent Events of the year ended December 31, 2020

•

On January 4, 2021, the Company’s shares were voluntarily delisted from the Canadian Securities Exchange. On January 5, 2021, The Company’s shares commenced trading on the TSX-V under the symbol “SHG”.

•

On January 4, 2021 (the “Closing Date”), the Company acquired 100% of the identified assets of Colorado based primary care services clinic group Apex Family Medicine, LLC (“Apex”) for a total cash transaction value of $2.36 million (US$1.85 million). The Company paid $ 1.24 million (US$0.97 million) on Closing Date while $1.12 million (US$0.88 million) is payable in two instalments over a 6-months period. On April 5, 2021, the Company paid the first instalment of $0.56 million (US$0.44 million).

•

On January 14, 2021, the Company appointed Grace Mellis, as an independent director to the Company’s Board of Directors and the Chair of the Audit Committee. Ms. Mellis has a robust background in strategy and finance leadership roles with over 28 years of success and experience: Almost a decade at JP Morgan Chase serving as Managing Director, Head of International Strategy, and Investor Services CFO for EMEA within the Corporate and Investment Bank. Former CFO and VP of Corporate Finance and Business Intelligence at Greendot Corporation, a US $3.1B market cap NYSE listed company. Founder and director of IGA Capital which provides consulting and advisory services to primarily early-stage companies.

[2]	EBITDA is defined as earnings before interest, tax, depreciation, and amortization

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

•

On February 3, 2021 (the “Closing Date”), the Company acquired 100% of the identified assets of River City Medical Associates (“RCMA”), Inc., a Florida corporation doing business as “Absolute Injury & Pain Physicians”, “Absolute Neurology & Injury Physicians”, “Absolute Laser Pain Relief”, and “River City Primary & Urgent Care” for a total consideration of $5.62 million (US$4.4million) paid as follows:

•	$0.29 million (US$0.22 million) cash.

•	374,167 common shares in the Company valued at $1.28 per share amounting to $0.48 million (US$0.37 million).

•	$0.14 million (US$0.11 million) cash payable 120 days after the Closing Date upon adjustment of liabilities prior to Closing Date.

•	Common shares in the Company amounting to $1.9 million (US$1.5 million) to be issued in five equal instalments within 15 months after the Closing Date.

•	$2.81 million (US$ 2.2 million) funds held in an Escrow Account which will be released once the terms of the Transition Services Agreement have been satisfied.

•

On February 17, 2021, the Company appointed Andrew Elinesky as Chief Financial Officer. Mr. Elinesky has a long and distinguished career in Finance and has served as CFO for multiple publicly traded companies in Canada and the United States. He comes with strong cross-border market experience and specializes in M&A and consolidation.

•

On March 16, 2021, the Company appointed Mr. Patrick McNamee as Chairman of the Board. Mr. McNamee succeeds Norton Singhavon who will remain involved as an active member of the Board. Mr. McNamee has previously acted as EVP and COO of Express Scripts, where he led all major activities of the $120B+ technology-driven pharmacy benefit management company.

•

On April 5, 2021 (the “Closing Date”), the Company acquired 100% of the membership interest of Colorado based Primary Care Clinic Group, Rocky Mountain for a total cash consideration of $13.78 million (US$11 million) paid as follows:

•	$10.64 million (US$8.49 million) cash

•	$2.06 million (US$1.65 million) cash payable in three equal instalments over two years from the Closing Date

•	$1.08 million (US$0.86 million) cash payable after working capital and other adjustment

•	On April 6, 2021, the Company settled the purchase consideration payable amounting to $0.47 million (US$0.38 million) for the acquisition of MCM.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Overall Performance and Outlook

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and settlement of liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material.

Performance

The Company has continued its strong efforts to focus on efficiency and costs while enabling a business model that can continue to use cash and equity for supporting its three-pronged growth strategy. Following 3 consecutive quarters (Q2 to Q4) of positive cash flow from clinical operations and positive Adjusted EBITDA achieved in Q2 and Q3, the Company is well positioned to continue its trajectory of acquisition and organic growth in 2021.

2020 was a transformative and transitional year as the Company successfully navigated several major inflection points. Focused on measurable changes to its operating model and structure, the Company was committed to achieving positive Adjusted EBITDA by Q2 2020. Amidst the challenges of limited cash entering Q1 2020, the Company was able to continue improving on its operations, managing costs in line with seasonality of its US business, and ramping up towards meetings its profitability goal, which has since continued.

The impact of the COVID-19 pandemic in March resulted in a significant shift in business model from in-clinic services to a near total virtual telehealth model. Thanks to the efforts of the team and established technology framework, the Company was able to quickly react and regain patient visits and volumes based on the lack of access to in-clinic services. In support of this, the Company also saw a rise in patient visits and adoption to its technology by physicians, patients, and clinical staff.

The Company also underwent a major shift in its overall business model and rebranded to Skylight Health Group as it re-positioned itself in the US markets to move to addressing a larger need in the market, being accessibility and quality in primary care delivery to patients. Driven by patient need, the Company determined the shift in response to both factors driving the future trends in VBC as well as the need from patients for a more comprehensive form of care delivery. Skylight’s repositioning provided a further opportunity to see strong growth by way of acquisition, further enhancing the growth trajectory of the Company.

Following a strong demonstration of execution in Q2, validating its commitment to reaching positive Adjusted EBITDA and cash flow from operations, the Company further bolstered its financial position through the extinguishing of its Amended Note and subsequent financings all at premiums to the first round in September 2020 adding over $20 million in aggregate net proceeds in Q3 and Q4 2020.

With a limited cash burn and sufficient cash on hand, the Company moved quickly to execute on its first leg of its model, acquisitions. It completed 3 acquisitions of primary care groups in 2020, followed by 3 more groups in 2021. SHG was able to demonstrate a disciplined approach to acquisitions priced favourably between 3-7x EBITDA, a discount to VBC practices in the US, and where it will look to demonstrate organic growth through efficiency and conversion to VBC in the following 12-24 months.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

The revenue and EBITDA growth impact of the acquisitions completed during Q4 2020 will be realized and reported in the Company’s Q1 2021 results. The legacy business remains a flat to declining model as the Company shifted focus to primary care and growth practice acquisition in 2020. Although the Company has seen a slight reduction in annual revenue in 2020 due to the transition to Skylight, it has already begun to see growth via its primary care strategy in Q1 2021. The Company believes this shift to the Skylight model will position its growth in a more robust and established insurable services market. By the end of 2020, following the completed and announced acquisitions, the Company materially increased its clinical group holdings and in turn its revenue base. The Company expects these values to continue to grow in 2021.

The financial impact of the pandemic to the business was felt heavily for only a few short weeks in 2020 and this impact generally declined as the US market learned to operate within the constraints caused by COVID-19. As the Company is focused on delivering primary care services and driving practices towards a risk sharing VBC model, SHG is well positioned to come out of the pandemic with a strong infrastructure, growing patient base, improved clinical operations and an opportunity to transform revenue growth through the conversion to VBC.

Outlook

The Company expects to see strong growth in revenue and Adjusted EBITDA over the next 12 months as it expands its reach in the US in services and patient growth. With the growing demand for accessible and affordable medical services in the US, the Company believes the following external factors will be significant contributors for growth for services. The Company believes it is well positioned to meet this growing opportunity.

•

Growing perceived distrust and lack of personalized care delivered by larger legacy health networks are paving the way for disruption in the healthcare services sector where quality of care, accessibility and affordability will help create a new model for healthcare delivery.

•

The rising cost in healthcare driven by higher acuity hospital services and lack of comprehensive patient care at the primary practice level, is leading national payors and governments to change reimbursement models to VBC which prioritizes quality over volume and holds physicians accountable.

•	VBC not only has the opportunity to improve quality of care, lower cost of care management but can also be significantly more financially rewarding for primary care practices willing to share in risk.

•

With over 56% of outpatient medical care operated by smaller groups of localized practitioners, and a growing demand for administrative needs to deliver care, the high cost of investment to support a VBC model is prohibitive and a barrier.

•

The impact of the pandemic to independent primary care practices, rising levels of chronic care management and an ageing population further amplifies the push for consolidation and support to enable primary care providers to shift to a more profitable and long-term VBC model.

•

Continued fragmentation of the primary care services market is leading to more opportunities to acquire disparate primary care clinics at attractive multiples. The Company is developing a robust national platform that not only generates overall efficiencies, but is aimed at integrating technology, access and capabilities to transform current Fee for Service (“FFS”) practices to VBC. The conversion will lead to improved patient health outcomes, improved physician and patient satisfaction scoring, access, and better financial performance through strengthened contracts with payors.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Looking ahead, the Company believes it is well positioned to see growth in three key areas:

Acquisition of Primary Care Practice Groups

•

The primary care sector in the US continues to remain highly fragmented with majority of consolidation done by regional and localized healthcare networks. Historically proven to be misaligned with primary care providers, health systems can be seen using practices as feeders to higher acuity service, and traditional private equity consolidators can see these practices as a platform for future sale. There is a growing demand for primary care providers to remain independent, while partnering with the right group to bring scale and capabilities to support a VBC model.

•

The Company has already acted on this opportunity with the acquisitions of 3 clinic groups in Q4 2020 and 3 groups subsequently in 2021. The Company has a robust pipeline of targeted deal flow that remains disciplined on price and focus.

•

In a FFS model, the Company can benefit from national expansion. Concurrently, the Company will be focusing on regional density as it develops platforms to support patients in a VBC model and bring efficiencies to the practices and payors.

•

Acquisitions also support a more aggressive plan to expand on provider and patient panels while remaining Adjusted EBITDA positive from operations as each transaction bring with it established revenues, positive Adjusted EBITDA and positive cash flow from operations.

•

The Company continues to expand on its robust pipeline of acquisition targets and with recent profitability, cash on its balance sheet, and strong support from its investor base, is well positioned to continue executing on its acquisition strategy.

•

The Company believes that contingent on an active market, proper access to capital and demand from physicians and payors, that it will remain highly acquisitive as part of its three-pronged growth plan.

Developing a Single System of Operation and Clinical Leadership

•

Through a national management platform, the Company is focused on developing efficiencies and operational scale through its network of acquire practices. Nearly 40% of physician practices today seeking to drive towards VBC are partnered with a Management Services Organization (MSO).

•

MSOs provide a range of services to practices including administrative and management functionality, revenue cycle management, technology and infrastructure, payor management and contracting as well as in some cases, capital.

•

Many providers are not only seeking partnership but acquisition where they can still participate in small levels of ownership and reduce the burden of practice administration (nearly 1/6th of a physician’s time is spent managing the practice).

•

SHG unlike a traditional MSO, acquires practices but brings with it the same infrastructure and support systems that practices can see in a MSO partnership. Through this capability, the Company is focused on driving clinical efficiencies that can lead to improved operations workflows, provider, patient and staff satisfaction and overall clinical profitability growth.

•

Further, SHG will leverage a single management platform that it will define and deploy in 2021 as a goal to standardize and bring all clinical practices under one electronic health record platform. While SHG recognizes that each practice may have their own system in place, centralizing to one platform will enhance the providers quality of care, relationship and management of their patients, and enable SHG to structure data aggregation leading to improved clinical metrics and managing outcomes.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

•

SHG will focus on a centralized platform to create visual dashboards and management tools to support the organization down to a regional level allowing better transparency, oversight and alleviate time spent on manual processes at the clinical level freeing up more time for patient management.

•

Unlike a traditional MSO, the Company will also focus on developing a clinically led decision making process whereby it will seek to benefit from the knowledge and capabilities of its clinical team members. This partnership approach will ensure that alongside operational efficiencies, the focus on quality and patient care remains paramount to the VBC delivery model.

Conversion from Fee-for-Service to Value-Based-Care

•

The move to VBC continues to accelerate largely driven by payors and government. The shift enables a focus on quality over volume where the primary care provider services to be incented to provide a more comprehensive level of care for patients. This in turn creates improved quality outcomes for the patient improving the management of chronic care illnesses, prevention of future issues and management of downstream costs.

•

The shift to value can take an evolutionary process where providers begin by stepping into primary care capitation shifting payment from encounter-based care to a fixed per member per month model (PMPM). In the PMPM model, the provider begins developing the tools and strategies to manage care and cost which can continue to drive them towards more risk sharing with payors and improving on the financial performance of contracts.

•	SHG is committed to working with practices early in the conversion process, most of which are currently dominant FFS. FFS practices still represent the majority of practices in the US today.

•

As SHG continues to acquire and strengthen the practices into a single system of operation, practices under the platform will benefit from the investment in technology and capabilities that SHG will build.

•

Data aggregation, actionable insights and clinical leadership, combined with improved access, population health management strategies and services for patients will enable these practices to being the shift to primary care capitation and then into future VBC payment models.

•

The Company believes that will be able to begin contracting under VBC models with payors in 2021 and that practices acquired in that time will be able to begin to see a shift in patient care accordingly.

•	The move to VBC can lead to significantly improved patient economics for the practice that will further enhance, incent and improve the quality of care for patients.

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As SHG begins to transition and convert to VBC, it expects to be able to remain broad in its capabilities from demographic programs including Medicare Advantage and Managed Medicaid, to population specific programs including risk categories in areas such as but not limited diabetic care and mental health.

•

As part of its care delivery program, SHG will also strongly leverage technology including telemedicine, remote patient care and integration to other community services that can provide both national scale for patients at no direct cost to them and support local physicians in the management of these patients outside the practice. Shared documentation systems allow for interdisciplinary care management and to align the care teams around each patient accordingly.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Discussion of Operations

For the year ended December 31, 2020, the Company has two reportable operating segments related to its research, and clinic businesses, which also align with the two countries in which it operates, the United States and Canada. The functional currency is the United States dollar (“USD”) for operations in the United States and the Canadian dollar (“CAD”) for operations in Canada. The Company’s presentation currency is the CAD.

Selected Annual Financial Information

The following is selected financial data derived from the audited consolidated financial statements of the Company as at December 31, 2020, 2019 and 2018 and for the years ended December 31, 2020, 2019 and 2018:

	Year ended December 31
	2020	2019	2018	2020 vs 2019	2019 vs 2018
	$	$	$	%	%
Revenue	13,141,227	13,423,747	10,768,011	-2.10%	24.70%
Cost of sales	4,111,765	4,100,672	2,862,749	0.30%	43.20%
Gross profit	9,029,462	9,323,075	7,905,262	-3.10%	17.90%
Operating expenses
Salaries and wages	5,918,575	6,514,287	4,876,240	-9.10%	33.60%
Director fees	226,500	136,500	—	65.90%	N/A
Office and administration	1,565,699	1,836,397	1,674,768	-14.70%	9.70%
Marketing and business development	626,345	1,057,861	916,445	-40.80%	15.40%
Professional fees	970,545	1,851,168	994,809	-47.60%	86.10%
Rent	138,577	225,541	763,040	-38.60%	-70.40%
Share-based compensation	4,312,647	1,120,813	546,446	284.80%	105.10%
Depreciation and amortisation	2,324,384	2,257,560	1,005,549	3.00%	124.50%
Impairment loss	—	3,607,499	—	N/A	N/A
Total operating expenses	16,083,272	18,607,626	10,777,297	-13.60%	72.70%
Loss from operations	(7,053,810)	(9,284,551)	(2,872,035)	-24.00%	223.30%
Non-operating expenses	2,427,547	1,578,391	901,322	53.80%	75.10%
Net loss	(9,481,357)	(10,974,452)	(3,773,357)	-13.60%	190.80%
Net loss per share (basic and diluted)	(0.087)	(0.142)	(0.065)
			As at December 31
	2020	2019	2018	2020 vs 2019	2019 vs 2018
	$	$	$	%	%
Total assets	31,472,077	9,484,082	10,893,603	231.80%	-12.90%
Non-current liabilities	1,119,648	883,441	3,274,080	26.70%	-73.00%

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Revenue

The Company’s revenue for the year ended December 31, 2020, 2019 and 2018 was $13,141,227, $13,423,747 and $10,768,011, respectively. Revenue for the year ended December 31, 2020 consisted of clinic revenue from the US clinical operations amounting to $12,897,826 (2019: 13,278,075, 2018: $10,739,645), contract research revenue from the Canadian operations amounting to $189,981 (2019: $110,138 and 2018: $nil) and software licensing fee from the Canadian operations amounting to $53,420 (2019: $35,534, 2018: $28,366).

Revenue compared to 2019 decreased slightly due to several weeks of negative impact brought on by the COVID-19 pandemic. Adjusting for this temporary decline, the legacy business does remain relatively flat year over year. The Company anticipates this trend to change significantly as it shifts from its legacy model to offering its patients primary care and insurable services.

Within the year, there were also changes to how revenue was recorded and collected. In Q3 2019, the Company acquired a clinic group in New Jersey. At the time, patients were expected to be seen 4 times a year with annual revenues of $200-$300 per year. In Q3 2019, regulations changed, and patients were permitted to visit with the doctor for the same service only once per year. Hence in Q3 2019, the Company began transitioning patients to an annual program where the average patient revenue remained the same. With patients coming only once a year, this resulted in fewer patient visits from New Jersey in Q3 and Q4 2020. This directly translates to the lower revenue for the quarter as compared to the same period the year before. The Company expects to see growth in 2021 as the legacy business is now being expanded to include primary care and other insurable services that will result in net new revenue and improved patient economics.

Cost of sales

Cost of sales during the year ended December 31, 2020, 2019 and 2018 totaled $4,111,765, $4,100,672 and $2,862,749 respectively. The cost of sales increase for the year ended December 31, 2020 despite the temporary decline in revenue was due to the fixed component of the cost of sales in terms of salaried physicians and practitioners. The cost of sales increase for the year ended December 31, 2019 is in line with the increase in revenues. Cost of sales pertains directly to the US clinical operations and comprises service fees paid to doctors and nurse practitioners.

In the third quarter of 2020 the Company was also able to increase patients seen per hour. Subsequently scaled back and optimized schedules and use of telehealth are expected to improve margins further in 2021. The implementation of technology owned by the Company including telehealth improved both time per visit, but also expanded on clinician’s availability per hour. This along with continued improvements to operations and workflows will lead to future improvements in gross margins.

Operating expenses

Operating expenses during the years ended December 31, 2020, 2019 and 2018 totaled $16,083,272, $18,607,62 and $10,777,297, respectively.

Operating expenses for the US and Canadian operations during the year ended December 31, 2020 were $7,338,416 and $8,744,856, respectively. Operating expenses for the US and Canadian operations during the year ended December 31, 2019 were $11,863,957 and $6,743,669, respectively. Operating expenses for the US and Canadian operations during the year ended December 31, 2018 were $7,842,358 and $2,934,939, respectively.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Operating expenses decreased for the year ended December 31, 2020 primarily as a result of synergies obtained from prior year acquisitions and optimizations and improvements to operations. Operating expenses increased for the year ended December 31, 2019 primarily as a result of non-cash impairment losses amounting to $3,607,499 booked during the year, together with increased operational cost due to acquisitions of MedEval, ROSH and NJAM.

Operating expenses during the year ended December 31, 2020 primarily comprised salaries and wages on technology, clinical staff and support infrastructure including the call center, accounting and management amounting to $5,918,575 (2019: $6,514,287, 2018: $4,876,240), office and administration expenses amounting to $1,565,699 (2019: $1,836,397, 2018: $1,674,768), professional fees amounting to $970,545 (2019: $1,851,168, 2018: $994,809), marketing and business development expenses amounting to $626,345 (2019: $1,057,861, 2018: $916,445), share based compensation amounting to $4,312,647 (2019: $1,120,813, 2018: $546,446) and depreciation and amortization amounting to $2,324,384 (2019: $2,257,560, 2018: $1,005,549). The Company was committed in 2020 to reduce operating expenses realized through efficiencies in technology and economies of scale including those realized from the new acquisitions. Salaries and wages declined by 9.1%, and office and administration expense declined by 14.7% as a result of efficiencies realized on the clinical staff level and as a result of operating primarily on a telemedicine model in 2020. Marketing and business development expense declined by 40.8% due to significant reduction in marketing activities and a focus on cash conservation compared to 2019. Reduction in professional fees of 47.6% was due to significantly higher professional fees in 2019 because of the going public activities and acquisitions assisted by external experts.

Net Loss

During the year ended December 31, 2020, 2019 and 2018, the Company recorded a net loss before income taxes amounting to $9,481,357, $10,862,942, and $3,773,357, respectively. Net loss in year ended 2020 was primarily due to a higher professional fee and stock-based compensation, whereas year ended 2019 net loss was primarily a result of high professional fees and marketing and business development expenses pertaining to the Company’s “going public” process, and the reverse takeover transaction cost booked during the comparative period and impairment loss of $3 million booked.

Other key drivers contributing to the performance during the period include the significant increase in tele-medicine as a result of COVID-19 which resulted in a 9% reduction in salaries and wages in YE 2020 compared to YE 2019 while and the synergies of having one head office perform administrative functions for the clinics which has resulted in a 15% decrease in administrative costs over the same period. Professional fees have decreased by 48% for YE 2020 over YE 2019 due to the timing of acquisitions in 2020 as compared to 2019 and due to the fees incurred due to the reverse takeover transaction.

The net loss for the year ended December 31, 2020 consisted of (i) revenue of $13,141,227 and (ii) cost of sales of $4,111,765 which result in a gross profit of $9,029,462; (iii) operating expenses of $16,083,272    which resulted in a loss from operations of $7,053,810; (iv) financing and other expenses $2,427,547 which comprise, change in fair value of financial instruments of $2,156,002, interest on lease liabilities of $166,200, foreign exchange loss of $178,134, accretion on purchase consideration payable and loan payable of $75,062 and net gain on debt settlement of $147,851 resulting in a net loss before income tax of $9,481,357; and (v) income tax expense of $nil resulting in net loss of $9,481,357.

The net loss for the year ended December 31, 2019 consisted of (i) revenue of $13,423,747 and (ii) cost of sales of $4,100,672 which result in a gross profit of $9,323,075; (iii) operating expenses of $18,607,626 which resulted in a loss from operations of $9,284,551; (iv) financing and other expenses $1,578,391 which comprise reverse takeover costs of $807,995, change in fair value of financial instruments of $429,338,

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

interest on lease liabilities of $212,315, foreign exchange loss of $266,422 and accretion of convertible debentures of $28,632 resulting in a net loss before income tax of $10,862,942; and (v) income tax expense of $111,510 resulting in net loss of $10,974,452.

The net loss for the year ended December 31, 2018 consisted of (i) revenue of $10,768,011 and (ii) cost of sales of $2,862,749 which resulted in a gross profit of $7,905,262; (iii) operating expenses of $10,777,297 which resulted in a loss from operations of $2,872,035; (iv) financing expenses $901,322 which comprise interest on long-term debt of $249,308, foreign exchange loss of $302,151 and accretion of convertible notes of $349,863 resulting in a net loss before income tax of $3,773,357; and (v) income tax recovery of $116,613 resulting in net loss of $3,656,744.

Quarterly Results

	2020				2019
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Revenue	3,198,600	3,310,128	3,700,473	2,932,026	3,123,777	4,193,138	3,257,021	2,849,811
Cost of sales	1,029,328	964,091	1,088,015	1,030,331	1,051,418	1,264,296	1,129,270	655,688
Gross profit	2,169,272	2,346,037	2,612,458	1,901,695	2,072,359	2,928,842	2,127,751	2,194,123
Operating expenses
Salaries and wages	2,231,167	1,181,693	1,114,755	1,390,959	1,891,769	1,726,296	1,817,305	1,078,917
Directors’ fees	226,500	—	—	—	136,500	—	—	—
Office and administration	379,490	387,697	421,912	376,601	392,667	606,320	470,319	367,091
Marketing and business development	409,741	110,814	49,221	56,569	108,247	137,191	275,912	536,511
Professional fees	431,984	47,668	264,539	226,354	252,834	505,401	596,362	496,571
Rent	24,612	14,985	30,861	68,119	29,985	111,873	43,363	40,320
Share-based compensation	3,812,022	217,028	124,456	159,141	371,283	175,444	229,279	344,807
Depreciation and amortisation	481,715	601,878	626,643	614,148	609,898	585,431	571,026	491,205
Impairment loss	—	—	—	—	3,607,499	—	—	—
Total operating expenses	7,997,231	2,561,763	2,632,387	2,891,891	7,400,682	3,847,956	4,003,566	3,355,422
Loss from operations	(5,827,959)	(215,726)	(19,929)	(990,196)	(5,328,323)	(919,114)	(1,875,815)	(1,161,299)

The Company’s revenue for the three months ended December 31, 2020 and 2019 was $3,198,600 and $3,123,777, respectively—a year over year growth of 2%. Revenue in Q4 and Q1 is typically lower than Q2 or Q3 due to the normal trend of patient volume. Historically, patient visits are lower in these two quarters due to many reasons including the cost of such services which today are uninsured. Revenue for the three months ended December 31, 2020 consisted of clinic revenue amounting to $3,124,577 (2019: $3,033,145), contract research solutions fees amounting to $67,152 (2019: $77,938) and software licensing fees amounting to $ 6,871 (2019: $12,694).

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Cost of sales during the three months ended December 31, 2020 and 2019 totaled $1,029,328 and $1,051,418, respectively. The increase in revenue is due to new acquisitions during the year while decrease in cost is due to operation optimization in comparison to Q4 2019.

Operating expenses during the three months ended December 31, 2020 and 2019 totaled $7,997,231 and $7,400,682, respectively. Operating expenses increased for the three months ended December 31, 2019 as due to increased costs due to consolidation of additional acquisitions in the current quarter compared to prior quarter. Operating expenses during the three months ended December 31, 2020 primarily comprised management fees, salaries and wages amounting to $2,231,167 (2019: $1,891,769), office and administration expenses amounting to $379,490 (2019: $392,667), professional fees amounting to $431,984 (2019: $252,834), directors’ fee amounting to $226,500 (2019: $136,500) marketing and business development expenses amounting to $409,741 (2019: $108,247), share based compensation amounting to $3,812,022 (2019: $371,283), and rent amounting to $24,612 (2019: $29,985).

The Company recorded net loss from operations of $5,827,959 and $5,328,323 during the three months ended December 31, 2020 and 2019, respectively. The increase in net loss was a result of significant costs relating to share based compensation and increased cost in operating additional entities compared to prior year.

Adjusted-EBITDA and Segment Analysis

Adjusted EBITDA loss for the year ended December 31, 2020 was $2,029,425 compared to an Adjusted EBITDA loss of $2,768,258 for the comparative period. The overall reduction was due to reduced operating expenses because of synergies obtained from prior year acquisitions and optimizations and improvements to operations. Adjusted EBITDA loss for the quarter ended December 31, 2020 was $2,146,869 compared to an Adjusted EBITDA loss of $897,652 for the comparative period. The increase was due to higher corporate and public markets consulting expenses in the last quarter, in preparation for listing on the TSX-V.

The MD&A makes references to certain non-IFRS measures, including certain industry metrics. These metrics and measures are not recognized measures under IFRS, do not have meanings prescribed under IFRS and are as a result unlikely to be comparable to similar measures presented by other companies. These measures are provided as information complimentary to those IFRS measures by providing a further understanding of our operating results from the perspective of management. As such, these measures should not be considered in isolation or in lieu of review of our financial information reported under IFRS. This MD&A uses non-IFRS measures including “EBITDA”, “adjusted EBITDA”. EBITDA, and adjusted EBITDA are commonly used operating measures in the industry but may be calculated differently compared to other companies in the industry. These non-IFRS measures, including the industry measures, are used to provide investors with supplementary measures of our operating performance that may not otherwise be apparent when relying solely on IFRS metrics.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Reconciliation of Segment-wise Adjusted EBITDA to Loss from operations

$	Year ended December 31, 2020			Year ended December 31, 2019
	Medical Services	Corporate	Total	Medical Services	Corporate	Total
Income (loss) from operations	1,447,645	(8,501,455)	(7,053,810)	(2,686,554)	(6,597,997)	(9,284,551)
Depreciation, amortization (Note 1)	1,408,644	915,740	2,324,384	1,274,277	983,581	2,257,858
Impairment loss (Note 2)	—	—	—	3,024,438	583,061	3,607,499
Write-offs (Note 3)	—	44,197	44,197	115,518	—	115,518
Share based compensation (Note 1)	—	4,312,647	4,312,647	—	1,120,813	1,120,813
Other income (non-cash)	—	(39,798)	(39,798)	—	—	—
Capitalization of software development cost (Note 4)	—	(658,144)	(658,144)	—	(1,048,602)	(1,048,602)
Capitalization of lease payments (Note 4)	(898,885)	(60,016)	(958,901)	(847,751)	(54,477)	(902,228)
Acquisition related costs (Note 5)	—	—	—	737,463	627,972	1,365,435
Adjusted EBITDA	1,957,404	(3,986,830)	(2,029,425)	1,617,391	(4,385,649)	(2,768,258)

Note 1

Depreciation, amortization, and share-based compensation are non-cash items which are typically excluded to arrive at EBITDA. To calculate Adjusted EBITDA, the Company adjusts all material non-cash items which do not reflect operational performance of the business.

Note 2

Impairment loss represents non-cash impairment of goodwill and intangibles. To calculate Adjusted EBITDA, the Company adjusts all material non-cash items which do not reflect operational performance of the business

Note 3

Lease deposits were received by the Company over time but not adjusted to the appropriate accounts. These have been written off during 2020 but are not an operational recurring expense for the Company and therefore adjusted to calculate Adjusted EBITDA. For 2019, the write-offs comprise adjustments for inventory already sold and funds deposited but uncleared in the accounting system. These balances pertained to years prior to 2018.

Note 4

Capitalizations have been included as an expense in the calculation of Adjusted EBITDA because these expenses either relate to payroll or the Company’s leased properties and are not part of the Condensed Interim Statement of Loss and Comprehensive Loss. The Company believes that these are operational expenses and should be reduced to arrive at Adjusted EBITDA.

Note 5

While the Company does intend to continue growing through acquisition, many of the costs excluded to calculate Adjusted EBITDA will not incurred for future acquisitions, as they were primarily related to drafting template acquisition agreements.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

FINANCIAL POSITION

Significant Assets

	December 31, 2020	December 31, 2019
	$	$
Cash	20,051,734	130,273
Trade and other receivables	528,827	309,353
Computer software	1,129,117	1,312,170
Other intangible assets	5,344,131	4,321,118
Goodwill	2,224,432	1,634,611
Right of use assets	1,325,087	1,532,128

The Company’s total assets as of December 31, 2020 were $31,472,077 (December 31, 2019: $9,484,082). These assets were mainly comprised of cash amounting to $20,051,734 (December 31, 2019: $130,273), trade and other receivables amounting to $528,827 (December 31, 2019: $309,353), computer software amounting to $1,129,117 (December 31, 2019: $1,312,170), other intangible assets amounting to $5,344,131 (December 31, 2019: $4,321,118), goodwill amounting to $ 2,224,432 (December 31, 2019: $1,634,611) and right of use assets amounting to $1,325,087 (December 31, 2019: 1,532,128). Significant increase in cash is due to cash flows generated from operations together with cash brought in by the private placement and bought deals that closed during Q3 and Q4 2020.

Liquidity and Capital Resources

Period Ended December 31,	2020	2019
	$	$
Cash used in operating activities	(1,887,342)	(1,148,762)
Cash used in investing activities	(2,392,477)	(1,842,308)
Cash provided by financing activities	23,991,577	2,672,244

As at December 31, 2020, the Company had a cash balance of $20,051,734 (December 31, 2019: $130,273). Increase in cash was due to cash amounting to $23,991,577 (December 31, 2019: $2,672,244) provided by financing activities, offset by cash amounting to $1,887,342 (December 31, 2019: $1,148,762) utilized in operations, $658,144 (December 31, 2019: $1,048,602) utilized in software development, purchase consideration paid in the amount of $1,702,916 (December 31, 2019: $722,283) and a foreign currency impact of $209,703 (December 31, 2019: $15,266).

Adjustments to arrive at operating cash flow include $2,324,384 adjustment for depreciation and amortization (December 31, 2019: $2,257,560), unrealized foreign exchange gain of $141,680 (December 31, 2019: loss $263,970), accretion on purchase consideration payable, loan payable and convertible debentures amounting to $75,062 (December 31, 2019: $28,632), interest on lease liabilities of $166,200 (December 31, 2019: $212,315), impairment loss amounting to $nil (December 31, 2019: $3,607,499), reverse takeover transaction cost amounting to $nil (December 31, 2019: $807,995), share-based compensation of $4,312,647 (December 31, 2019: $1,120,813), bad debts write off amounting to $44,197 (December 31, 2019: $nil), net gain on debt settlement amounting to $147,851 (December 31, 2019: $166,311), adjustment for change in fair value of financial instruments amounting to $2,156,002 (December 31, 2019: $429,338), Other income related to loan payable amounting to $39,798 (December 31, 2019: $nil), and the change in non-cash working capital balances due to decrease (increase) of inventories of $5,181 (December 31, 2019:

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

$54,496), decrease in trade and other receivables of $(533,869) (December 31, 2019: $(14,746)), decrease (increase) in prepaid expenses of $(763,211) (December 31, 2019: $5,783), increase in accounts payable and accrued liabilities of $(146,609) (December 31, 2019: $1,106,886) and increase in income taxes payable of $nil (December 31, 2019: $111,460). The increase in cash utilized from operations during the year ended December 31, 2020 compared to December 31, 2019 is attributable to lower net loss during the year ended December 31, 2019 after offsetting the $3 million non-cash impairment.

The Company’s cash used in investing activities for the year ended December 31, 2020 was $2,392,477 (2019: $1,842,308). The increase was primarily due to a decrease in software development and timing of acquisition activities.

The Company’s financing activities in year ended December 31, 2020 comprised raising net proceeds of $24,250,731 from private placements and bought deals that closed during Q3 and Q4 2020 and on exercises of warrants and proceeds from PPP loan amounting to $916,958, partially offset by the payment of principal and interest on lease liabilities amounting to $958,901 on the company’s leased premises and repayment of related party loan amounting to $25,146.

During the year ended December 31, 2019, the Company raised $2,761,832 through private placements, $787,800 from the issuance of Merida note II, partially offset by payment of principal and interest on lease liabilities amounting to $902,228.

As at December 31, 2020, the Company had a working capital surplus of $18,646,616 (December 31, 2019: working capital deficiency of $6,711,281). The working capital position has improved significantly due to private placement and bought deal financing during Q3 and Q4 2020, operating profits generated during the year, restructuring of the promissory note payable and receipt of relief funds in the United States, which is currently disclosed as a loan payable on the balance sheet but is expected to be forgiven under the approved guidelines.

The Company had maintained positive Adjusted EBITDA for Q2 and Q3 2020 and a lower loss Adjusted EBITDA for the year ended and believes this will be improved over the next quarters as continued clinical consolidation efficiencies and revenue related to its non-clinical business areas comes online. Contribution in these areas is not only expected to add to the Company’s top line, but also generate a higher margin than its current clinical operations. The Company’s ability to reach profitability is dependent on successful implementation of its business strategy. The Company may require additional debt and/or equity financing in order to accelerate its growth strategy. Although the Company has been successful in raising funds to date, there can be no assurance that funding will be available in the future or available under terms acceptable to the Company.

Subsequent to the year end, the Company, in accordance with previously announced plans, used US$1,411,048, US$224,933, US$375,000, and US$8,630,281, as purchase consideration and transaction costs, to close on four clinical acquisitions, as disclosed in the subsequent events section.

Share capital, outstanding options and warrants

	April 19, 2021	December 31, 2020	December 31, 2019
Shares issued and outstanding	179,730,537	175,349,946	82,836,742
Options	14,290,607	12,967,930	6,721,368
Warrants	20,076,205	24,175,484	15,530,719

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements from the date of its incorporation to the date of this MD&A.

Related Party Transactions

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company. The Company’s key management currently consists of the Company’s directors and officers.

Salaries and short-term benefits of key management personnel for the year ended December 31, 2020 amounted to $1,261,057 (for the year ended December 31, 2019: $448,000).

Share-based compensation of key management personnel for the year ended December 31, 2020 amounted to $2,320,236 (for the year ended December 31, 2019: $405,061).

Professional services fees to key management personnel for the year ended December 31, 2020 amounted to $55,618 (for the year ended December 31, 2019: $nil).

The amounts are the amounts recognized as an expense during the reporting period related to key management personnel.

New accounting standards issued but not yet effective

Amendments to IAS 1—Presentation of financial statements (“IAS 1”)

The amendments affect only the presentation of liabilities in the statement of financial position — not the amount or timing of recognition of any asset, liability income or expenses, or the information that entities disclose about those items. They clarify that the classification of liabilities as current or non-current should be based on rights that are in existence at the end of the reporting period and align the wording in all affected paragraphs to refer to the “right” to defer settlement by at least twelve months and make explicit that only rights in place “at the end of the reporting period” should affect the classification of a liability; clarify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability; and make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The effective date of the amendments to IAS is on or after January 1, 2023, earlier application of the is permitted. The Company will be evaluating the impact this standard will have on the Company’s consolidated financial statements.

Use of estimates and judgments

Estimates—Lease terms are estimated by considering the facts and circumstances that can create an economic incentive to exercise an extension option, or not to exercise a termination option. Certain qualitative and quantitative assumptions are evaluated when deriving the value of an economic incentive.

Judgments—Judgment is applied when determining if a contract contains an identified asset. The identified asset should be physically distinct or represent substantially all of the capacity of the asset and should provide the right to substantially all of the economic benefits from the use of the asset.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Judgment is also applied when determining if the Company has the right to control the use of an identified asset. This right exists when the Company has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In certain instances, where the decision about how and for what purpose the asset is used are predetermined, the Company has the right to direct the use of the asset when the Company has the right to operate the asset or if the Company designed the asset in a way that predetermines how and for what purpose the asset will be used.

Judgment is applied when determining the incremental borrowing rate used to measure the lease liability of each lease contract, including an estimate of the asset-specific security impact. The incremental borrowing rate should reflect the interest rate the Company would pay to borrow at a similar term and with similar security.

Certain leases contain extension or renewal options that are exercisable only by the Company and not by the lessor. At lease commencement, the Company assesses whether it is reasonably certain to exercise any of the extension options based on the expected economic return from the lease. Periodically, leases are reassessed to determine if the Company is reasonably certain to exercise options and account for any changes at the date of the reassessment.

Risk Factors

The following section describes specific and general risks that could affect the Company. These risks and uncertainties are not the only ones the Company is facing. Additional risks and uncertainties not presently known to the Company, or that it currently deems immaterial, may also impair its operations. If any such risks actually occur, the business, financial condition, liquidity and results of the Company’s operations could be materially adversely affected. The risk factors described below should be carefully considered by readers.

Limited Operating History

The Company, while incorporated in November 2014, began carrying on business in 2017 and has only very recently begun to generate revenue. The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and likelihood of success must be considered in light of the early stage of operations.

Cash Flow From Operations

The Company has historically not generated cash flow from operations. The Company is devoting significant resources to its business, however there can be no assurance that it will generate positive cash flow from operations in the future. The Company may continue to incur negative consolidated operating cash flow and losses. The Company had negative operating cash flows from operations until the second quarter of fiscal 2020, and reported a total comprehensive loss of approximately $10,990,000 for the year ended December 31, 2019 and approximately $9,470,000 for the year ended December 31, 2020. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Risks Associated with Acquisitions

As part of the Company’s overall business strategy, the Company may pursue strategic acquisitions designed to expand its operations in both existing and new jurisdictions. Future acquisitions may expose it to potential risks, including risks associated with: (a) the integration of new operations, services and personnel; (b) unforeseen or hidden liabilities; the diversion of resources from the Company’s existing business and technology; (d) potential inability to generate sufficient revenue to offset new costs; (e) the expenses of acquisitions; or (f) the potential loss of or harm to relationships with both employees and existing users resulting from its integration of new businesses. In addition, any proposed acquisitions may be subject to regulatory approval.

The Company is dependent on its relationships with the Skylight Health PCs

The Company is dependent on its relationships with the “Skylight Health PCs”, which are affiliated professional entities that the Company does not own, to provide healthcare services, and the Company’s business would be harmed if those relationships were disrupted or if the arrangements with the Skylight Health PCs become subject to legal challenges.

A prohibition on the corporate practice of medicine by statute, regulation, board of medicine, attorney general guidance, or case law, exists in certain of the U.S. states in which the Company operates. These laws generally prohibit the practice of medicine by lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing providers’ professional judgment. Due to the prevalence of the corporate practice of medicine doctrine, including in certain of the states where the Company conducts its business, it does not own the Skylight Health PCs and contracts for healthcare provider services for its members through administrative services agreements (“ASAs”) with such entities. As a result, the Company’s ability to receive cash fees from the Skylight Health PCs is limited to the fair market value of the services provided under the ASAs. To the extent the Company’s ability to receive cash fees from the Skylight Health PCs is limited, the Company’s ability to use that cash for growth, debt service or other uses at the Skylight Health PC may be impaired and, as a result, the Company’s results of operations and financial condition may be adversely affected.

The Company’s ability to perform medical and digital health services in a particular U.S. state is directly dependent upon the applicable laws governing the practice of medicine, healthcare delivery and fee splitting in such locations, which are subject to changing political, regulatory and other influences. The extent to which a U.S. state considers particular actions or relationships to constitute the practice of medicine is subject to change and to evolving interpretations by medical boards and state attorneys general, among others, each of which has broad discretion. There is a risk that U.S. state authorities in some jurisdictions may find that the Company’s contractual relationships with the Skylight Health PCs, which govern the provision of medical and digital health services and the payment of administrative and operations support fees, violate laws prohibiting the corporate practice of medicine and fee splitting. The extent to which each state may consider particular actions or contractual relationships to constitute improper influence of professional judgment varies across the states and is subject to change and to evolving interpretations by state boards of medicine and state attorneys general, among others. Accordingly, the Company must monitor its compliance with laws in every jurisdiction in which it operates on an ongoing basis, and the Company cannot provide assurance that its activities and arrangements, if challenged, will be found to be in compliance with the law. Additionally, it is possible that the laws and rules governing the practice of medicine, including the provision of digital health services, and fee splitting in one or more jurisdictions may change in a manner adverse to the Company’s business. While the ASAs prohibit the Company from controlling, influencing or otherwise interfering with the practice of medicine at each Skylight Health PC, and provide that physicians retain exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services, there can be no

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

assurance that the Company’s contractual arrangements and activities with the Skylight Health PCs will be free from scrutiny from U.S. state authorities, and the Company cannot guarantee that subsequent interpretation of the corporate practice of medicine and fee splitting laws will not circumscribe the Company’s business operations. State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage providers from participating in the Company’s network of physicians. If a successful legal challenge or an adverse change in relevant laws were to occur, and the Company was unable to adapt its business model accordingly, the Company’s operations in affected jurisdictions would be disrupted, which could harm its business.

Operational Risks

The Company will be affected by a number of operational risks and the Company may not be adequately insured for certain risks, including: labour disputes; catastrophic accidents; fires; blockades or other acts of social activism; changes in the regulatory environment; impact of non- compliance with laws and regulations; natural phenomena, such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in personal injury or death, environmental damage, adverse impacts on the Company’s operation, costs, monetary losses, potential legal liability and adverse governmental action, any of which could have an adverse impact on the Company’s future cash flows, earnings and financial condition. Also, the Company may be subject to or affected by liability or sustain loss for certain risks and hazards against which the Company cannot insure or which the Company may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.

Public Health Crises such as the COVID-19 Pandemic and other Uninsurable Risks

Events in the financial markets have demonstrated that businesses and industries throughout the world are very tightly connected to each other. General global economic conditions seemingly unrelated to the Company or to the medical health services sector, including, without limitation, interest rates, general levels of economic activity, fluctuations in the market prices of securities, participation by other investors in the financial markets, economic uncertainty, national and international political circumstances, natural disasters, or other events outside of the Company’s control may affect the activities of the Company directly or indirectly. The Company’s business, operations and financial condition could also be materially adversely affected by the outbreak of epidemics or pandemics or other health crises. For example, in late December 2019, a novel coronavirus (“COVID-19”) originated, subsequently spread worldwide and on March 11, 2020, the World Health Organization declared it was a pandemic. The risks of public health crises such as the COVID-19 pandemic to the Company’s business include without limitation, the ability to raise funds, employee health, workforce productivity, increased insurance premiums, limitations on travel, the availability of industry experts and personnel, disruption of the Company’s supply chains and other factors that will depend on future developments beyond the Company’s control. In particular, the continued spread of the coronavirus globally, prolonged restrictive measures put in place in order to control an outbreak of COVID-19 or other adverse public health developments could materially and adversely impact the Company’s business in the United States. There can be no assurance that the Company’s personnel will not ultimately see its workforce productivity reduced or that the Company will not incur increased medical costs or insurance premiums as a result of these health risks. In addition, the coronavirus pandemic or the fear thereof could adversely affect global economies and financial markets resulting in volatility or an economic downturn that could have an adverse effect on the demand for the Company’s service offerings and future prospects. Epidemics such as COVID-19 could have a material adverse impact on capital markets and the Company’s ability to raise sufficient funds to finance the ongoing development of its material business. All of these factors could have a material and adverse effect on the Company’s business, financial condition and results of operations. The extent to which COVID-19 impacts the Company’s business, including its operations and the market for its

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

securities, will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the outbreak and the actions taken to contain or treat the coronavirus outbreak. It is not always possible to fully insure against such risks, and the Company may decide not to insure such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the Common Shares of the Company. Even after the COVID-19 pandemic is over, the Company may continue to experience material adverse effects to its business, financial condition and prospects as a result of the continued disruption in the global economy and any resulting recession, the effects of which may persist beyond that time. The COVID-19 pandemic may also have the effect of heightening other risks and uncertainties disclosed herein. To date, the COVID-19 crisis has not materially impacted the Company’s operations, financial condition, cash flows and financial performance. In response to the outbreak, the Company has instituted operational and monitoring protocols to ensure the health and safety of its employees and stakeholders, which follow the advice of local governments and health authorities where it operates. The Company has adopted a work from home policy where possible. The Company continues to operate effectively whilst working remotely. The Company will continue to monitor developments of the pandemic and continuously assess the pandemic’s potential further impact on the Company’s operations and business.

Global Economic Risk

Global economic conditions could have an adverse effect on the Company’s business, financial condition, or results of operations. Adverse changes in general economic or political conditions in the United States or any of the states within the United States or any jurisdiction in which the Company operates or intends to operate could adversely affect the Company’s business, financial condition, or results of operations.

Forward Looking Information

The Company’s financial estimates, projections and other forward-looking information accompanying this document were prepared by the Company without the benefit of reliable historical industry information or other information customarily used in preparing such estimates, projections and other forward-looking statements. Such forward-looking information is based on assumptions of future events that may or may not occur, which assumptions may not be disclosed in such documents. Investors should inquire of the Company and become familiar with the assumptions underlying any estimates, projections or other forward-looking statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events.

There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operating expenses, changes or shifts in regulatory rules, undiscovered and unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, investors should not rely on any projections to indicate the actual results the Company and its subsidiaries may achieve.

Competition – General

There is potential that the Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition, and results of operations of the Company. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales, and client support.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Competition – Health Care Clinics

The industry is intensely competitive, and the Company competes with other companies that may have greater financial resources and facilities. Numerous other businesses are expected to compete in the clinic space and provide additional patient services.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Reliance on Management

The success of the Company is dependent upon the ability, expertise, judgment, discretion, and good faith of its management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on the Company’s business, operating results, or financial condition.

Dependence on suppliers and skilled labour

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labour, equipment, parts and components.

Risks Related to Software and Product Development

The Company continues to develop software and products. Inherent risks include:

•	Lack of experience and commitment of team – The project manager is the leader and the most responsible person. An inexperienced manager can jeopardize the completion of a project.

•	Unrealistic deadlines – Software projects may fail when deadlines are not properly set. Project initialization, completion date and time must be realistic.

•	Improper budget – Cost estimation of a project is very crucial in terms of project success and failure. Low cost with high expectations of large projects may cause project failure.

•	Lack of resources – Software and hardware resources may not be adequate. Lack of resources in terms of manpower is also a critical risk factor of software failure.

•

Personnel hiring – The Company will be subject to extensive hiring requirements across all of its business lines as well as a need to release underperforming employees in order to perform and grow at the rate it intends. Staffing requirements may not be properly attained or assigned for/to specific tasks or company needs.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

•

Understanding problems of customers – Many customers are not technical in terms of software terminologies and may not understand the developer’s point of view. Developers may interpret information differently from what is provided by the clients.

•	Inappropriate design – Software designers have a major role in the success or failure of the project if a design is inappropriate for the project.

•	Market demand obsolete – Market demand may become obsolete while a project is still in progress

Risks Inherent in the Health Clinic Industry

Changes in operating costs (including costs for maintenance, insurance), inability to obtain permits required to conduct clinical business operations, changes in health care laws and governmental regulations, and various other factors may significantly impact the ability of the Company to generate revenues. Certain significant expenditures, including legal fees, borrowing costs, maintenance costs, insurance costs and related charges must be made to operate the Company’s clinic operation, regardless of whether the Company is generating revenue.

Material Impact of PIPEDA/HIPPA Legislation on the Company’s Business

Regulations under PIPEDA/HIPAA governing the confidentiality and integrity of protected health information are complex and are evolving rapidly. As these regulations mature and become better defined, the Company anticipates that they will continue to directly impact our business. Achieving compliance with these regulations could be costly and distract management’s attention from its operations. Any failure on the Company’s part to comply with current or future regulations could subject it to significant legal and financial liability, including civil and criminal penalties. In addition, development of related federal and state regulations and policies regarding the confidentiality of health information or other matters could positively or negatively affect our business.

The Company’s investments in the United States and Canada are subject to applicable anti- money laundering laws and regulations

The Company is subject to a variety of laws and regulations domestically and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

In certain circumstances, the Company’s reputation could be damaged

Damage to the Company’s reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding the Company and its activities whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

its image and reputation, the Company will not ultimately have direct control over how it is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Company’s overall ability to advance its projects, thereby having material adverse impact on financial performance, financial condition, cash flows and growth prospects.

Currency Fluctuations

Due to the Company’s present operations in the United States, and its intention to continue future operations outside Canada, the Company is expected to be exposed to significant currency fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets.

A substantially amount of the Company’s revenue will be earned in US dollars, but a substantial portion of its operating expenses are incurred in Canadian dollars. The Company does not have currency hedging arrangements in place and there is no expectation that the Company will put any currency hedging arrangements in place in the future. The Company does not have currency hedging arrangements in place and there is no expectation that the Company will put any currency hedging arrangements in place in the future. Fluctuations in the exchange rate between the US dollar and the Canadian dollar, may have a material adverse effect on the Company’s business, financial condition and operating results. The Company may, in the future, establish a program to hedge a portion of its foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if the Company develops a hedging program, there can be no assurance that it will effectively mitigate currency risks.

Requirements for Further Financing

The Company may need to obtain further financing, whether through debt financing, equity financing or other means. The Company must obtain such financing through a combination of equity and debt financing and there can be no assurance that the Company can raise the required capital it needs to build and expand its current operations, nor that the capital markets will fund the business of the Company. Without this additional financing, the Company may be unable to achieve positive cash flow and earnings as quickly as anticipated. There can be no certainty that the Company can obtain these funds, in which case any investment in the Company may be lost. The raising of equity funding would also result in dilution of the equity of the Company’s shareholders.

Litigation

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company such a decision could adversely affect the Company’s ability to continue operating and the market price for Common Shares and could use significant resources. Even if the Company is involved in litigation and wins, litigation can redirect significant company resources.

Conflicts of Interest

Certain of the directors and officers of the Company are, or may become directors and officers of other companies, and conflicts of interest may arise between their duties as officers and directors of the Company and as officers and directors of such other companies.

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

Health Care Coverage

There is a possibility that healthcare companies can refuse to cover medical costs.

Dividend Policy

The Company does not presently intend to pay cash dividends in the foreseeable future, as any earnings are expected to be retained for use in developing and expanding its business. However, the actual number of dividends received from the Company will remain subject to the discretion of its Board of Directors and will depend on results of operations, cash requirements and future prospects of the Company and other factors. Any future dividends paid by the Company would be subject to tax and potentially, withholdings.

Cautionary Statement Regarding Forward-Looking Information

Certain information contained in this MD&A and any documents incorporated by reference herein may constitute forward-looking statements, as such term is defined under Canadian, U.S. and any other applicable securities laws. These statements relate to future events or future performance and reflect management’s expectations and assumptions regarding the growth, results of operations, performances and business prospects and opportunities of the Company. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “intend”, “will”, “project”, “could”, “believe”, “predict”, “potential”, “should” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. In particular, information regarding the Company’s future operating results and economic performance is forward-looking information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or events to differ materially from those anticipated, discussed or implied in such forward-looking statements. The Company believes the expectations reflected in such forward- looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this MD&A and any documents incorporated by reference herein should be considered carefully and investors should not place undue reliance on them as the Company cannot assure investors that actual results will be consistent with these forward-looking statements. These statements speak only as of the date of this MD&A or the particular document incorporated by reference herein. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about:

(i)	general business and economic conditions;

(ii)	the intentions, plans and future actions of the Company;

(iii)	the business and future activities of the Company after the date of this MD&A;

(iv)	market position, ability to compete and future financial or operating performance of the Company after the date of this Prospectus;

(v)	anticipated developments in operations; the future demand for the products and services developed, produced, supplied, or distributed by the Company;

(vi)	the timing and amount of estimated research & development expenditure in respect of the business of the Company;

(vii)	operating revenue, operating expenditures; success of marketing activities; estimated budgets;

(viii)	currency fluctuations;

Skylight Health Group Inc (formerly CB2 Insights Inc)

Management Discussion and Analysis

For the years ended December 31, 2020 and 2019

(ix)	the sufficiency of the Company’s working capital;

(x)	requirements for additional capital;

(xi)	risks associated with obtaining and maintaining the necessary government permits and licenses related to the business

(xii)

government regulation; limitations on insurance coverage; the timing and possible outcome of regulatory matters; goals; strategies; future growth; the adequacy of financial resources; and other events or conditions that may occur in the future;

(xiii)	compliance with environmental, health, safety and other laws and regulations;

(xiv)	the ability to attract and retain skilled staff;

(xv)	market competition; and

(xvi)	the potential impact of the COVID-19 pandemic on the Company and/or its operations, and the healthcare industry and currency fluctuations.

Forward-looking statements are based on the beliefs of the management of the Company, as well as on assumptions, which such management believes to be reasonable based on information available at the time such statements were made. However, by their nature, forward-looking statements are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are subject to a variety of risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation those risks outlined under the heading Risk Factors in this MD&A.

The list of risk factors set out in this MD&A is not exhaustive of the factors that may affect any forward-looking statements of the Company. The Company does not intend, and does not assume any obligation, to update any forward-looking statements, other than as required by applicable law. For all of these reasons, the security holders of the Company should not place undue reliance on forward-looking statements.

Market and Industry Data

This MD&A includes market and industry data that has been obtained from third party sources, including industry publications. The Company believes that the industry data is accurate and that its estimates and assumptions are reasonable, but there is no assurance as to the accuracy or completeness of this data. Third party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there is no assurance as to the accuracy or completeness of included information. Although the data is believed to be reliable, the Company has not independently verified any of the data from third-party sources referred to in this MD&A or ascertained the underlying economic assumptions relied upon by such sources.